Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated March 9, 2006, with respect to the third paragraph of Note C, January 4, 2007, in Post-Effective Amendment No. 1 on Form S-3 to Form S-1 Registration Statement (No. 333-124601) and related Prospectus of KapStone Paper and Packaging Corporation (formerly Stone Arcade Acquisition Corporation) on our audit of the financial statements as of December 31, 2005 and for the period from April 15, 2005 (date of inception) through December 31, 2005.

New York, New York
January 5, 2007

Eisner LLP